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                               CUSTODIAN CONTRACT
                                    BETWEEN

                        FIRST TRUST NATIONAL ASSOCIATION

                      CADRE INSTITUTIONAL INVESTORS TRUST
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                               TABLE OF CONTENTS

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
1.Employment of Custodian and Property to be Held by It . . . . . . . . . . . . . . . . . . . . . . . . 1
2.Duties of the Custodian with Respect to Property of the Funds . . . . . . . . . . . . . . . . . . . . 1
    2.1 Holding Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
    2.2 Delivery of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
           1)   Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           2)   Repurchase Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           3)   Securities System . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           4)   Tender Offer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           5)   Redemption by Issuer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           6)   Transfer to Issuer, Nominee, Exchange . . . . . . . . . . . . . . . . . . . . . . . . . 2
           7)   Sale to Broker or Dealer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           8)   Exchange or Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           9)   Warrants, Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           10)   Loans of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
           11)   Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
           12)   Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
           13)   Futures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
           14)   In-Kind Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
           15)   Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
           16)   Type of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    2.3 Registration of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    2.4 Bank Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    2.5 Sale of Shares and Availability of Federal Funds  . . . . . . . . . . . . . . . . . . . . . . . 4
    2.6 Collection of Income, Dividends   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
    2.7 Payment of Monies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
           1)   Purchases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
           2)   Exchanges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
           3)   Redemptions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
           4)   Expense and Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
           5)   Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
           6)   Short Sale Dividend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
           7)   Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
           8)   Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    2.8 Liability for Payment in Advance of Receipt of Securities Purchased   . . . . . . . . . . . . . 6
    2.9 Appointment of Agents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    2.10 Deposit of Securities in Securities Systems  . . . . . . . . . . . . . . . . . . . . . . . . . 6
           1)   Account of Custodian  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
           2)   Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6





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
           3)   Payment of Monies, Delivery of Securities . . . . . . . . . . . . . . . . . . . . . . . 7
           4)   Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
           5)   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
2.11 Segregated Account.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
    2.13  Ownership Certificates for Tax Purposes   . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    2.14  Proxies   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    2.15  Communications Relating to Portfolio Securities   . . . . . . . . . . . . . . . . . . . . . . 8
    2.16  Reports to the Trust by Independent Public Accountants  . . . . . . . . . . . . . . . . . . . 8
3. Duties of the Custodian with Respect to Property Held Outside of the United States . . . . . . . . . 9
4. Payments for Repurchases or Redemptions and Sales of Shares  . . . . . . . . . . . . . . . . . . . . 9
5. Proper Instructions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
6. Actions Permitted without Express Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
7. Evidence of Authority, Reliance on Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
8. Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and
   Net Income                                                                                           10
9. Records, Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
10. Opinion of the Trust's Independent Accountant . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
11. Compensation of Custodian . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
12. Responsibility of Custodian . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
13. Effective Period, Termination and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
14. Successor Custodian . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
15. Interpretive and Additional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
16. Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
17. Bond  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
18. Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
19. Exemption from Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
20. New York Law to Apply . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
21. Prior Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
22. The Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
23. Governing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
24. Directors and Trustees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
25. Delaware Business Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
26. Successors of Parties, Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
27. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17





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                               CUSTODIAN CONTRACT

         This Contract made as of the 16th day of March 1998, by and between FIRST TRUST NATIONAL ASSOCIATION, a national banking association, having its principal place of business at Minneapolis, Minnesota (hereinafter the "Custodian"), and Cadre Institutional Investors Trust (the "Trust"), on behalf of itself and each of the series of the Trust listed on Appendix A (as such Appendix may be amended from time to time) (each such series, a "Fund").

         WITNESSETH: That in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.       Employment of Custodian and Property to be Held by It

         The Trust hereby employs the Custodian as the custodian of the assets of each of the Funds, including securities and similar investments such as money market instruments and futures contracts (collectively, "securities") to be held in places within the United States pursuant to the Governing Documents of the Fund. The Trust agrees to deliver to the Custodian all securities and cash now or hereafter owned or acquired by each of the Funds, and all payments of income, payments of principal or capital distributions received by the Funds with respect to all securities owned by them from time to time, and the cash consideration received by the Funds for such new or treasury shares of capital stock ("Shares") of the Trust representing interests in the Funds as may be issued or sold from time to time. The Custodian shall not be responsible for any property of the Funds held or received by the Funds and not delivered to the Custodian.

         With respect to securities, upon receipt of "Proper Instructions" (within the meaning of Article 5), the Custodian may from time to time employ one or more sub-custodians located in the United States, but only in accordance with an applicable vote by the Board of Trustees of the Trust (the "Board of Trustees"), and provided that the Custodian shall have no more or less responsibility or liability to the Trust on account of any actions or omissions of any sub-custodian so employed than any such sub-custodian has to the Custodian, and further provided that the Custodian shall not release the sub-custodian from any responsibility or liability unless mutually agreed upon by the parties in writing.

2.       Duties of the Custodian with Respect to Property of the Funds

         2.1 Holding Securities. The Custodian shall hold and physically segregate for the account of each Fund all non-cash property, to be held by the Custodian, including all securities owned by the Fund, other than securities which are maintained pursuant to Section 2.10 in a clearing agency which acts as a securities depository or in a book-entry system authorized by the U.S. Department of the Treasury (each, a "Securities System")

         2.2 Delivery of Securities. The Custodian shall release and deliver securities owned by a Fund held by the Custodian or in a Securities System account of the Custodian only upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by mutual agreement of the parties, and only in the following cases:

                 1) Sale. Upon sale of such securities for the account of the Fund and receipt of payment therefor;

                 2) Repurchase Agreements. Upon the receipt of payment in connection with any repurchase agreement related to such securities entered into by the Trust on behalf of the Fund;

                 3) Securities System. In the case of a sale effected through a Securities System, in accordance with the provisions of Section 2.10 hereof;

                 4) Tender Offer. To the depository agent or other receiving agent in connection with tender or other similar offers for portfolio securities of the Fund;

                 5) Redemption by Issuer. To the issuer thereof or its agent when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to the Custodian;

                 6) Transfer to Issuer, Nominee, Exchange. To the issuer thereof, or its agent, for transfer into the name of the Trust or into the name of any nominee or nominees of the Custodian or into the name or nominee name of any agent appointed pursuant to Section 2.9 or into the name or nominee name of any sub-custodian appointed pursuant to Article 1; or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units and bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to the Custodian;

                 7) Sale to Broker or Dealer. Upon the sale of certificated securities for the account of the Fund, to the broker or its clearing agent or dealer, against a receipt, for examination in accordance with "street delivery" custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's failure to act in accordance with its duties as set forth in Section 12.

                 8) Exchange or Conversion. For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization, split-up of shares, change of par value or readjustment of the securities of the issuer of such securities, or pursuant to provisions for conversion contained in such securities, or pursuant to any deposit agreement provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

                 9) Warrants, Rights. In the case of warrants, rights or similar securities, the surrender thereof in the exercise of such warrants, rights or similar securities or the surrender of interim receipts or temporary securities for definitive securities; provided that, in any such case, the new securities and cash, if any, are to be delivered to the Custodian;

                 10) Loans of Securities. For delivery in connection with any loans of securities made by the Fund, but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Trust, which may be in the form of cash, obligations issued by the United States government, its agencies or instrumentalities, or such other property as mutually agreed by the parties, except that in connection with any loans for which collateral is to be credited to the Custodian's account in the book-entry system authorized by the U.S. Department of the Treasury, the Custodian will not be held liable or responsible for the delivery of portfolio securities of the Fund prior to the receipt of such collateral, unless the Custodian fails to act in accordance with its duties set forth in Article 12;

                 11) Borrowings. For delivery as security in connection with any borrowings by the Trust on behalf of the Fund requiring a pledge of assets by the Fund, but only against receipt of amounts borrowed, except where additional collateral is required to secure a borrowing already made, subject to Proper Instructions, further securities may be released for that purpose;

                 12) Options. For delivery in accordance with the provisions of any agreement among the Trust on behalf of the Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of The Options Clearing Corporation, any registered national securities exchange, any similar organization or organizations, or the Investment Company Act of 1940, as amended (the "1940 Act"), regarding escrow or other arrangements in connection with transactions for the account of the Fund;

                 13) Futures. For delivery in accordance with the provisions of any agreement among the Trust on behalf of the Fund, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, any similar organization or organizations, or the 1940 Act, regarding account deposits in connection with transactions for the account of the Fund;

                 14) In-Kind Distributions. Upon receipt of instructions from the transfer agent ("Transfer Agent") for the Trust, for delivery to such Transfer Agent or to the holders of Shares in connection with distributions in kind, as may be described from time to time in the Fund's currently effective prospectus and statement of additional information (the "Prospectus"), in satisfaction of requests by holders of Shares for repurchase or redemption;

                 15) Miscellaneous. For any other proper corporate purpose, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board of Trustees signed by an officer of the Trust and certified by the Secretary or an Assistant Secretary of the Trust, specifying the securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper corporate purpose, and naming the person or persons to whom delivery of such securities shall be made; and

                 16) Type of Payment. In any or all of the above cases, payments to the Trust shall be made in cash, by a certified check upon or a treasurer's or cashier's check of a bank, by effective bank wire transfer through the Federal Reserve Wire System or, if appropriate, outside of the Federal Reserve Wire System and subsequent credit to the custodian account of the applicable Fund, or, in case of delivery through a stock clearing company, by book-entry credit by the stock clearing company in accordance with the then current street custom, or such other form of payment as may be mutually agreed by the parties, in all such cases collected funds to be promptly credited to the Trust.

         2.3 Registration of Securities. Securities held by the Custodian (other than bearer securities) shall be registered in the name of the Trust on behalf of the appropriate Fund or in the name of any nominee of the Trust, or of any nominee of the Custodian which nominee shall be assigned exclusively to a particular Fund, unless the Trust has authorized in writing the appointment of a nominee to be used in common with other Funds or with other registered investment companies having the same investment adviser as the Trust, or in the name or nominee name of any agent appointed pursuant to Section 2.9 or in the name or nominee name of any sub-custodian appointed pursuant to Article 1.

         All securities accepted by the Custodian on behalf of the Funds under the terms of this Contract shall be in "street name" or other good delivery form.

         2.4 Bank Accounts. The Custodian shall open and maintain a separate bank account or accounts in the United States in the name of the Trust, subject only to draft or order by the Custodian acting pursuant to the terms of this Contract, and shall hold in such account or accounts, subject to the provisions hereof all cash received by it from or for the account of the Trust and each Fund, other than such cash, if any, maintained by the Trust in a bank account established and used in accordance with Rule 17f-3 under the 1940 Act. Funds held by the Custodian for the Trust may be deposited for the Trust's credit in the Banking Department of the Custodian or in such other banks or trust companies as the Custodian may in its discretion deem necessary or desirable; provided, however, that every such bank or trust company shall be qualified to act as a custodian under the 1940 Act and that each such bank or trust company and the funds to be deposited with each such bank or trust company shall be approved by vote of a majority of the Board of Trustees. Such funds shall be deposited by the Custodian in its capacity as Custodian and shall be withdrawable by the Custodian only in that capacity.

         2.5 Sale of Shares and Availability of Federal Funds. Upon mutual agreement between the Trust and the Custodian, the Custodian shall make federal funds available to the Trust as of specified times agreed upon from time to time by the Trust and the Custodian in the amount of checks received in payment for Shares which are deposited into the Trust's account, subject to collection.

         2.6 Collection of Income, Dividends. The Custodian shall collect on a timely basis all income and other payments with respect to United States registered securities held hereunder to which each of the Funds shall be entitled either by law or pursuant to custom in the securities business, and shall collect on a timely basis all income and other payments with respect to United States bearer securities if, on the date of payment by the issuer, such securities are held by the Custodian or its agent pursuant to this Contract, and shall credit such income or other payments, as collected, to the applicable Fund's custodian account. The Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due and shall collect interest when due on securities held hereunder. The Custodian will also receive and collect all stock dividends, rights and other items of like nature as and when they become due or payable. Income due any of the Funds on United States securities loaned pursuant to the provisions of
Section 2.2 (10) shall be the responsibility of the Trust. The Custodian will have no duty or responsibility in connection therewith, other than to provide the Trust with such information or data as may be necessary to assist the Trust in arranging for the timely delivery to the Custodian of the income to which any Fund is properly entitled.

         2.7 Payment of Monies. Upon receipt of Proper Instructions, which may be continuing instructions when deemed appropriate by mutual agreement of the parties, the Custodian shall pay out monies for the account of a Fund in the following cases only:

                 1) Purchases. Upon the purchase of securities, futures contracts or options on futures contracts for the account of the Fund but only:
(a) against the delivery of such securities, or evidence of title to such futures contracts or options on futures contracts, to the Custodian (or any bank, banking firm or trust company doing business in the United States or abroad which is qualified under the 1940 Act to act as a custodian and has been designated by the Custodian as its agent for this purpose in accordance with
Section 2.9 hereof) registered in the name of the Trust or in the name of a nominee of the Trust or of the Custodian referred to in Section 2.3 hereof or in other proper form for transfer; (b) in the case of a purchase effected through a Securities System, in accordance with the conditions set forth in
Section 2.10 hereof or (c) in the case of repurchase agreements entered into between the Trust on behalf of a Fund and the Custodian, or another bank, or a broker-dealer which is a member of NASD, (i) against delivery of the securities either in certificate form or through an entry crediting the Custodian's account at the Federal Reserve Bank with such securities or (ii) against delivery of the receipt evidencing purchase by the Trust of securities owned by the Custodian along with written evidence of the agreement by the Custodian to repurchase such securities from the Trust. All coupon bonds accepted by the Custodian shall have the coupons attached or shall be accompanied by a check payable on coupon payable date for the interest due on such date.

                 2) Exchanges. In connection with conversion, exchange or surrender of securities owned by the Trust as set forth in Section 2.2 hereof;

                 3) Redemptions. For the redemption or repurchase by the Trust of Shares as set forth in Article 4 hereof;

                 4) Expense and Liability. For the payment of any expense or liability incurred by the Trust or any Fund, including but not limited to the following payments: interest, taxes, management, accounting, transfer agent and legal fees, and operating expenses of the Fund whether or not such expenses are to be in whole or part capitalized or treated as deferred expenses;

                 5) Dividends. For the payment of any dividends or other distributions to shareholders declared pursuant to the Governing Documents of the Trust;

                 6) Short Sale Dividend. For payment of the amount of dividends received in respect of securities sold short;

                 7) Loan. For repayment of a loan upon redelivery of pledged securities and upon surrender of the note(s), if any, evidencing the loan;

                 8) Miscellaneous. For any other proper purpose, but only upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board of Trustees signed by an officer of the Trust and certified by its Secretary or an Assistant Secretary, specifying the amount of such payment, setting forth the purpose for which such payment is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom such payment is to be made.

         2.8 Liability for Payment in Advance of Receipt of Securities Purchased. Except when the Custodian is acting in accordance with this Contract or in accordance with customary securities practices, in any and every case where payment for the purchase of securities for the account of a Fund is made by the Custodian in advance of receipt of the securities purchased in the absence of specific written instructions from the Trust to so pay in advance, the Custodian shall be absolutely liable to the Fund for such securities to the same extent as if the securities had been received by the Custodian.

         2.9 Appointment of Agents. The Custodian may at any time or times in its discretion appoint (and may at any time remove) any other bank or trust company, which is itself qualified under the 1940 Act, to act as a custodian, as its agent to carry out such of the provisions of this Article 2 as the Custodian may from time to time direct; provided, however, that the appointment of any agent shall not relieve the Custodian of its responsibilities or liabilities hereunder.

         2.10 Deposit of Securities in Securities Systems. The Custodian may deposit and/or maintain securities owned by the Trust on behalf of any Fund in a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Exchange Act, which acts as a securities depository, or in the book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies, in accordance with applicable rules and regulations of the Federal Reserve Board and the Securities and Exchange Commission (the "SEC"), if any, and subject to the following provisions:

                 1) Account of Custodian. The Custodian may keep securities owned by the Trust on behalf of any Fund in a Securities System provided that such securities are represented in an account (the "Account") of the Custodian in the Securities System which shall not include any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers;

                 2) Records. The records of the Custodian with respect to securities which are maintained in the Account shall identify by book-entry those securities belonging to the Trust and each Fund;

                 3) Payment of Monies, Delivery of Securities. Subject to Section 2.7, the Custodian shall pay for securities purchased for the account of any Fund upon (i) receipt of advice from the Securities System that such securities have been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Trust on behalf of such Fund. Subject to Section 2.2, the Custodian shall transfer securities sold for the account of any Fund upon (i) receipt of advice from the Securities System that payment for such securities has been transferred to the Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Trust on behalf of such Fund. Copies of all advices from the Securities System of transfers of securities for the account of the Trust shall identify the Trust and the applicable Fund, be maintained for the Trust by the Custodian and be provided to the Trust at its request. The Custodian shall furnish the Trust confirmation of each transfer to or from the account of the Trust in the form of a written advice or notice and shall furnish to the Trust copies of daily transaction sheets reflecting each day's transactions in the Securities System for the account of each Fund;

                 4) Reports. The Custodian shall provide the Trust with any report obtained by the Custodian on the Securities System's accounting system, internal accounting controls and procedures for safeguarding securities deposited in the Securities System, and further agrees to provide the Trust with copies of any documentation it has relating to its arrangements with the Securities Systems as set forth in this Contract or as otherwise required by the SEC;

                 5) Indemnification. Anything to the contrary in this Contract notwithstanding, the Custodian shall be liable to the Trust for any loss or expense, including reasonable attorneys fees, or damage to the Trust or any Fund resulting from use of the Securities System by reason of the negligence or willful misconduct of the Custodian or any of its agents or of any of its or their employees or agents or from the unreasonable failure of the Custodian or any such agent to enforce effectively such rights as it may have against the Securities System; at the election of the Trust, it shall be entitled to be subrogated to the rights of the Custodian with respect to any claim against the Securities System or any other person which the Custodian may have as a consequence of any such loss, expense or damage if and to the extent that the Trust or any Fund has not been made whole for any such loss, expense or damage.

         2.11 Segregated Account. The Custodian shall, upon receipt of Proper Instructions, which may be of a continuing nature where deemed appropriate by mutual agreement of the parties, establish and maintain a segregated account or accounts for and on behalf each of the Funds, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 2.10 hereof, (i) in accordance with the provisions of any agreement among the Trust, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Trust on behalf of the Funds, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Trust on behalf of a Fund or commodity futures contracts or options thereon purchased or sold for the account of a Fund, (iii) for the purposes of compliance by the Trust with the procedures required by 1940 Act Release No. 10666, or any subsequent release, rule or policy, of the SEC relating to the maintenance of segregated accounts by registered investment companies and (iv) for other proper corporate purposes, but only, in the case of clause (iv), upon receipt of, in addition to Proper Instructions, a certified copy of a resolution of the Board of Trustees signed by an officer of the Trust and certified by its Secretary or an Assistant Secretary, setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

         2.13 Ownership Certificates for Tax Purposes. The Custodian shall execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with receipt of income or other payments with respect to portfolio securities of the Funds held by it and in connection with transfers of such securities.

         2.14 Proxies. If the securities are registered other than in the name of the Trust or a nominee of the Trust, the Custodian shall, with respect to the securities held hereunder, cause to be promptly executed by the registered holder of such securities, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Trust such proxies, all proxy soliciting materials and all notices relating to such securities.

         2.15 Communications Relating to Portfolio Securities. The Custodian shall transmit promptly to the Trust all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith and notices of exercise of call and put options written by the Trust on behalf of each Fund and the maturity of futures contracts purchased or sold by the Trust on behalf of each
Fund) received by the Custodian from issuers of the securities being held for the Funds by the Custodian, an agent appointed under Section 2.9, or sub-custodian appointed under Section 1. With respect to tender or exchange offers, the Custodian shall transmit promptly to the Trust all written information received by the Custodian, an agent appointed under Section 2.9, or sub-custodian appointed under Section 1 from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer. If the Trust desires to take action with respect to any tender offer, exchange offer or any other similar transaction, the Trust shall notify the Custodian of such desired action at least 48 hours (excluding holidays and weekends) prior to the time such action must be taken under the terms of the tender, exchange offer, or other similar transaction, and it will be the responsibility of the Custodian to timely transmit to the appropriate person(s) the Trust's notice. Where the Trust does not notify the custodian of its desired action within the aforesaid 48 hour period, the Custodian shall use its best efforts to timely transmit the Trust's notice to the appropriate person. It is expressly noted that the parties may negotiate and agree to alternative procedures with respect to such 48 hour notice period on a selective and individual basis.

         2.16 Reports to the Trust by Independent Public Accountants. The Custodian shall provide the Trust, at such times as the Trust may reasonably require, with reports by independent public accountants on the accounting system, internal accounting controls and procedures for safeguarding securities, futures contracts and options on futures contracts, including securities deposited and/or maintained in a Securities System, relating to the services provided by the Custodian under this Contract; such reports shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Trust to provide reasonable assurance that any material inadequacies existing or arising since the prior examination would be disclosed by such examination. The reports must describe any material inadequacies disclosed and, if there are no such inadequacies, the reports shall so state.

3. Duties of the Custodian with Respect to Property Held Outside of the United States

         This Contract shall not apply to property of the Trust or any Fund which is to be held outside of the United States. Accordingly, the Trust agrees that no Fund shall purchase any securities or other assets the custody of which are to be maintained outside of the United States, and the Custodian shall have no responsibilities with respect thereto, unless this Contract is amended to set forth the terms and conditions pursuant to which any such securities shall be held.

4.       Payments for Repurchases or Redemptions and Sales of Shares

         From such funds as may be available for the purpose but subject to the limitations of the Governing Documents of the Trust and any applicable votes of the Board of Trustees pursuant thereto, the Custodian shall, upon receipt of instructions from the Transfer Agent, make funds available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, the Custodian is authorized upon receipt of instructions from the Transfer Agent to wire funds to or through a commercial bank designated by the redeeming shareholder. In connection with the redemption or repurchase of Shares, the Custodian shall honor checks drawn on the Custodian by a holder of Shares, which checks have been furnished by the Trust to the holder of Shares, when presented to the Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time between the Trust and the Custodian.

         The Custodian shall receive from the distributor for Shares or from the Transfer Agent, and deposit as received into the appropriate Fund's account, such payments as are received for Shares issued or sold from time to time. The Custodian will provide timely notification to the Trust and the Transfer Agent of any receipt by it of payments for Shares.

5.       Proper Instructions

         Proper Instructions as used herein means a writing signed or initialed by one or more person or persons as the Board of Trustees shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested, or shall be a blanket instruction authorizing specific transactions of a repeated or routine nature. Oral instructions will be considered Proper Instructions if the Custodian reasonably and in good faith believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Trust shall cause all oral instructions to be confirmed in writing. Upon receipt of a certificate of the Secretary or an Assistant Secretary of the Trust as to the authorization by the

Board of Trustees accompanied by a detailed description of procedures approved by the Board of Trustees, Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Board of Trustees and the Custodian are satisfied that such procedures afford adequate safeguards for the Trust's assets.

6.       Actions Permitted without Express Authority

         The Custodian may in its discretion, without express authority from the Trust:

                 1) make payments to itself or others for minor expenses of handling securities or other similar items relating to its duties under this Contract, provided that all such payments shall be accounted for to the Trust; provided that this provision shall not require the Custodian to expend or risk its own funds or incur financial liability.

                 2) surrender securities in temporary form for securities in definitive form;

                 3) endorse for collection, in the name of the Trust, checks, drafts and other negotiable instruments on the same day as received; and

                 4) in general, attend to all non-discretionary details in connection with the sale, exchange, substitution, purchase, transfer and other dealings with the securities and property of the Trust or any Fund except as otherwise directed by the Board of Trustees.

7.       Evidence of Authority, Reliance on Documents

         The Custodian may conclusively rely, and shall be protected in acting, upon any instructions, notice, request, consent, certificate or other instrument or paper reasonably and in good faith believed by it to be genuine and to have been properly executed by or on behalf of the Trust in accordance with Article 5 hereof. The Custodian may receive and accept a certified copy of a vote of the Board of Trustees as conclusive evidence (a) of the authority of any person to act in accordance with such vote or (b) of any determination or of any action by the Board of Trustees pursuant to the Governing Documents of the Trust as described in such vote, and such vote may be considered as in full force and effect until receipt by the Custodian of written notice to the contrary. So long as and to the extent that it is in the exercise of the standard of care set forth in Article 12 hereof, the Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Contract and shall be held harmless in acting upon any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties.

8. Duties of Custodian with Respect to the Books of Account and Calculation of Net Asset Value and Net Income

         The Custodian shall cooperate with and supply necessary information to the person or persons appointed by the Board of Trustees to keep the books of account of the Trust and the Funds and/or compute the net asset value per share of the outstanding shares of the Funds or, if directed in writing to do so by the Trust, shall itself keep such books of account and/or compute such net asset value per share. If so directed, the Custodian shall also calculate daily the net income of the Funds as described in each Fund's currently effective Prospectus (or in the then current registration statement of the Trust in the event that shares of the Fund are not being publicly offered) and shall advise the Trust and the Transfer Agent daily of the total amounts of such net income and, if instructed in writing by an officer of the Trust to do so, shall advise the Transfer Agent periodically of the division of such net income among its various components. The calculations of the net asset value per share and the daily income of each Fund shall be made at the time or times and in the manner described from time to time in the Fund's currently effective Prospectus (or in the then current registration statement of the Trust in the event that shares of the Fund are not being publicly offered).

9.       Records, Inventory

         The Custodian shall create and maintain all records relating to its activities and obligations under this Contract in such manner as will meet the obligations of the Trust under the 1940 Act, with particular attention to
Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, applicable federal and state tax laws and any other law or administrative rules or procedures which may be applicable to the Trust. All such records shall be the property of the Trust and, upon reasonable notice, shall during the regular business hours of the Custodian be open for inspection and audit by duly authorized officers, employees or agents of the Trust and employees and agents of the SEC, and, in the event of termination of this Contract, will be delivered in accordance with
Section 14 hereof. The Custodian shall, at the Trust's request, supply the Trust with a tabulation of securities owned by each Fund and held by the Custodian and shall, when requested to do so by the Trust and for such compensation as shall be agreed upon between the Trust and the Custodian, include certificate numbers in such tabulations. The Custodian shall conduct a periodic inventory of all securities and other property subject to this Contract and provide to the Trust a periodic reconciliation of the vaulted position of each Fund to the appraised position of such Fund. The Custodian will promptly report to the Trust the results of the reconciliation, indicating any shortages or discrepancies uncovered thereby, and take appropriate action to remedy any such shortages or discrepancies.

10.      Opinion of the Trust's Independent Accountant

         The Custodian shall cooperate with the Trust's independent public accountants in connection with the annual and other audits of the books and records of the Funds and take all reasonable action, as the Trust may from time to time request, to provide from year to year the necessary information to such accountants for the expression of their opinion without any qualification as to the scope of their examination, including but not limited to, any opinion in connection with the preparation of the Trust's Form N-lA, and Form N-SAR or other annual reports to the SEC and with respect to any other requirements of the SEC.

11.      Compensation of Custodian

         The Custodian shall be entitled to reasonable compensation for its services and expenses as Custodian, as agreed upon from time to time by the Trust and the Custodian.

12.      Responsibility of Custodian

         Notwithstanding anything to the contrary in this Agreement, the Custodian shall be held to the exercise of reasonable care in carrying out the provisions of this Contract. Provided the Custodian has acted with such care, it shall be kept indemnified by and shall be without liability to the Trust or any Fund for any action taken or omitted by it in good faith without negligence or willful misconduct. The Custodian shall not be liable for any failure or delay in performance of its obligations under this Contract arising solely out of or caused solely by any instruction, action or omission of the Trust, or by circumstances beyond its reasonable control including, without limitation, loss or malfunctions of utility, transportation, computer (hardware or software) or communication service provided the Custodian has in place reasonable backup facilities. In order for the indemnification provision contained in this Section to apply, it is understood that if in any case the Trust may be asked to indemnify or save the Custodian harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Custodian will use all reasonable care to notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend the Custodian against any claim which may be the subject of this indemnification, and in the event that the Trust so elects, it will so notify the Custodian, and thereupon the Trust shall take over complete defense of the claim and the Custodian shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The Custodian shall in no case confess any claim or make any compromise in any case in which the Trust will be asked to indemnify the Custodian except with the Trust's prior written consent. Nothing herein shall be construed to limit any right or cause of action on the part of the Custodian under this Contract which is independent of any right or cause of action on the part of the Trust. The Custodian shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust or such other counsel as may be agreed to by the parties) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Notwithstanding the foregoing, the responsibility of the Custodian with respect to redemptions effected by check shall be in accordance with a separate agreement entered into between the Custodian and the Trust.

         The Custodian shall only be responsible for the performance of such duties as are expressly set forth herein or in instructions of the Trust which are not contrary to the provisions of this Contract and, except to the extent provided by this Contract, no representation, warranty, covenant or other obligation of the Custodian shall be implied with respect to the Custodian's services under this Contract. The Custodian shall not be responsible to any person for recitals, statements, or warranties or representations of any person or entity contained herein or in any other document other than those relating
to the Custodian or its personnel, agents or nominees.   The Custodian shall
not be bound to ascertain or inquire as to the performance or observance of any of the terms of any document on the part of the Trust or any other person, except as may be necessary in providing services in accordance with the terms of this Contract. Nothing in this Contract shall be deemed to impose upon the Custodian any duty to qualify to do business or be licensed in any jurisdiction other than the State of Minnesota.

         In performing its services hereunder, the Custodian is acting solely on behalf of the Trust, as the Trust's agent. No agency relationship shall be deemed to be established hereby between the Custodian and any other persons. The Trust acknowledges that: the Custodian's duties hereunder do not include any discretionary authority, control or responsibility with respect to the management or disposition of any investments except as specifically set forth herein; the Custodian has no authority or responsibility to render investment advice; and the Custodian is not a fiduciary with respect to Trust or any other person.

         If the Trust requires the Custodian to take any action with respect to securities, which action involves the payment of money or which action may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Trust being liable for the payment of money or incurring liability of some other form, the Trust, as a prerequisite to requiring the Custodian to take such action, shall provide indemnity to the Custodian in an amount and form satisfactory to the Custodian.

         If the Trust requires the Custodian to advance cash or securities for any purpose with respect to a Fund or in the event that the Custodian or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Contract with respect to a Fund, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, or if custodian fees remain 60 days past due, the Trust hereby grants the Custodian to the extent permissible under the 1940 Act a security interest in any property at any time held for the account of the Trust on behalf of the applicable Fund as security therefor and should the Trust fail to repay the Custodian promptly, or to pay custodian fees within 60 days, the Custodian shall be entitled to utilize available cash of such Fund and to dispose of such Fund's assets to the extent necessary to obtain reimbursement, provided that the Custodian gives the Trust reasonable notice to repay such cash or securities advanced or to pay fees, however, such notice shall not preclude the Custodian's right to assert any lien under this provision.

13.      Effective Period, Termination and Amendment

         This Contract shall become effective as of the date set forth above, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing in the case of a termination by the Trust, and not sooner than 180 days after the date of such delivery or mailing in the case of a termination by the Custodian; provided, however, that the Custodian shall not act under Section 2.10 hereof in the absence of receipt of an initial certificate of the Secretary or an Assistant Secretary of the Trust that the Board of Trustees has approved the initial use of a particular Securities System, as required by Rule 17f-4 under the 1940 Act; provided further, however, that the Trust shall not amend or terminate this Contract in contravention of any applicable federal or state regulations, or any provision of the Governing Documents of the Trust; further provided, that the Trust may at any time by action of its Board of Trustees (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian, or (ii) immediately terminate this Contract in the event of the appointment of a conservator or receiver for the Custodian by the Comptroller of the Currency or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction; and further provided, that the Custodian may terminate this Contract if any amounts owed by the Trust to the Custodian hereunder are 60 days or more overdue.

         Upon termination of the Contract, the Trust shall pay to the Custodian such compensation as may be due as of the date of such termination and shall likewise reimburse the Custodian for its costs, expenses and disbursements.

14.      Successor Custodian

         If a successor custodian shall be appointed by the Board of Trustees, the Custodian shall, upon termination and at the cost of the Trust, deliver to such successor custodian at the office of the Custodian, duly endorsed and in the form for transfer, all securities, funds and other properties then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of the Funds held in Securities Systems.

         If no such successor custodian shall be appointed, the Custodian shall, in like manner and at the cost of the Trust, upon receipt of a certified copy of a vote of the Board of Trustees, deliver at the office of the Custodian and transfer, such securities, funds and other properties in accordance with such vote.

         In the event that no written order designating a successor custodian or certified copy of a vote of the Board of Trustees shall have been delivered to the Custodian on or before the date when such termination shall become effective, then the Custodian shall have the right to deliver at the cost of the Trust to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, all securities, funds and other properties held by the Custodian and all instruments held by the Custodian relative thereto and all other property held by it under this Contract and to transfer to an account of such successor custodian all of the securities of the Funds held in Securities Systems. Thereafter, such bank or trust company shall be the successor of the Custodian under this Contract, and the Custodian shall have no further liability hereunder, except as otherwise specifically provided by this Contract.

         In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Trust to procure the certified copy of the vote referred to or of the Board of Trustees to appoint a successor custodian, the Custodian shall be entitled to fair compensation for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Contract relating to the duties and obligations of the Custodian shall remain in full force and effect. If while this Contract is in force the Trust or any Fund shall be liquidated pursuant to law, the Custodian shall distribute, either in cash or (if the Trust so orders) in the portfolio securities and other assets of the applicable Fund or Funds, pro rata among the holders of Shares of the Trust as certified by the Transfer Agent, the property of the Trust which remains after paying or satisfying all expenses and liabilities of the Trust or any Fund.

         Section 12 hereof shall survive any termination of this Contract.

15.      Interpretive and Additional Provisions

         In connection with the operation of this Contract, the Custodian and the Trust may from time to time agree on such provisions interpretive of or in addition to the provisions of this Contract as may in their joint opinion be consistent with the general tenor of this Contract. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Governing Documents of the Trust. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Contract.

16.      Notice

         Any notice shall be sufficiently given when sent by registered or certified mail, or by such other means as the parties shall agree, to the other party at the address of such party set forth above or at such other address as such party may from time to time specify in writing to the other party.

17.      Bond

         The Custodian shall, at all times, maintain a bond in such form and amount as is reasonably acceptable to the Trust which shall be issued by a reputable fidelity insurance company authorized to do business in the place where such bond is issued against larceny and embezzlement, covering each officer and employee of the Custodian who may, singly or jointly with others, have access to securities or funds of the Trust and the Funds, either directly or through authority to receive and carry out any certificate instruction, order request, note or other instrument required or permitted by this Agreement. The Custodian agrees that it shall not cancel, terminate or modify such bond insofar as it adversely affects the Trust or any Fund except after written notice given to the Trust not less than 10 days prior to the effective date of such cancellation, termination or modification. The Custodian shall furnish to the Trust a copy of each such bond and each amendment thereto.

18.      Confidentiality

         The Custodian agrees to treat all records and other information relative to the Trust and the Funds and their prior, present or future shareholders as confidential, and the Custodian, on behalf of itself and its employees, agrees to keep confidential all such information except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Custodian may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

19.      Exemption from Liens

         Except as specifically set forth in this Contract, the securities and other assets held by the Custodian for the Trust and the Funds shall be subject to no lien or charge of any kind in favor of the Custodian or any person claiming through the Custodian, but nothing herein shall be deemed to deprive the Custodian of its right to invoke any and all remedies available at law or equity to collect amounts due it under this Agreement. Neither the Custodian nor any sub-custodian appointed pursuant to Section 1 hereof shall have any power or authority to assign, hypothecate, pledge or otherwise dispose of any securities held by it for the Trust or any Fund, except upon the direction of the Trust, duly given as herein provided, and only for the account of a Fund.

20.      New York Law to Apply

         This Contract shall be construed and the provisions thereof interpreted under and in accordance with laws of the State of New York without reference to the conflicts of laws principles thereof.

21.      Prior Contracts

         Without derogating any of the rights established by such contracts, this Contract supersedes and terminates, as of the date hereof, all prior contracts between the Trust and the Custodian relating to the custody of the assets of the Trust and the Funds.

22.      The Parties

         All references herein to a "Fund" are to each of the individual series of the Trust which are listed on Appendix A individually, as if this Contract were between such individual Fund and the Custodian. Any reference in this Contract to "the parties" shall mean the Custodian and the Trust and such other individual Funds as to which the matter pertains.

         In providing services pursuant to this Contract, the Custodian shall maintain separate custodian and other accounts for each Fund, and all transactions for, and payments and receipts of funds for, each Fund shall be applied to the accounts of the Fund to which they relate, and the rights, obligations and liabilities of each Fund shall for all purposes under this Contract be deemed separate from those of each other Fund.

23.      Governing Documents

         The term "Governing Documents" means the Certificate of Trust, Declaration of Trust and By-Laws of the Trust, and the registration statement filed by the Trust with the SEC, each as amended from time to time.

24.      Directors and Trustees

         It is understood and is expressly stipulated that neither the holders of shares of the Trust representing interests in any Fund nor the Trustees of the Trust shall be personally liable hereunder.

25.      Delaware Business Trust





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




         The use of the term "Trust" herein refers to the trustees from time to time serving under the Governing Documents of the Trust as the same may be amended from time to time. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the trust property of the Trust, as provided in the Declaration of Trust of the Trust. The execution and delivery of this Contract has been authorized by the Trustees and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

26.      Successors of Parties, Assignment

         This Contract shall be binding on and shall inure to the benefit of the Trust and the Custodian and their respective successors; provided, however, that this Contract may not be assigned by either party hereto without the consent of the other party. If any party shall merge or consolidate with or sell substantially all of its assets to another corporation or business entity, provided that such other corporation or business entity shall assume without qualification or limitation all obligations of that party hereunder either by operation of law or by contract, such assumption shall not be considered a prohibited assignment of this Contract.

         27.     Miscellaneous

         If any provision of this Contract is held by a court of competent jurisdiction to be invalid or unenforceable, the balance of the Contract shall remain in effect, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances. This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Contract by signing any such counterpart.

         IN WITNESS WHEREOF, the Trust and the Custodian have each caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first indicated above.

FIRST TRUST NATIONAL ASSOCIATION

By:
      ---------------------
         Name:
         Title:

ATTEST:

--------------------
Name:
Title:

CADRE INSTITUTIONAL INVESTORS TRUST

By:
     -------------------------
         Name:
         Title:

ATTEST:

--------------------
Name:
Title:





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